UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 8, 2015

Columbia Property Trust, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-36113

MD	20-0068852
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Glenlake Parkway, Suite 1200
Atlanta, GA 30328
(Address of principal executive offices, including zip code)

(404) 465-2200
(Registrant's telephone number, including area code)
(Former name or former address, if changed since last report)

  Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01    Regulation FD Disclosure.
On September 8, 2015, Columbia Property Trust, Inc. (the “Company”) announced that it will be marketing for sale three assets totaling 2.9 million square feet located in Cleveland, Ohio; Baltimore, Maryland; and Newark, New Jersey. The Company also announced it is under contract, subject to customary closing conditions and adjustments, to sell a 49% interest in Market Square in Washington, D.C. to an affiliate of the Blackstone Group at a gross value of approximately $595 million. The combined gross proceeds from the transactions, which are projected to close in late 2015 or early 2016, are expected to be approximately $900 million to $1 billion. In addition, the Company disclosed that based on the expected timing of the three dispositions and the Market Square joint venture, it expects to be at the higher end of its previously issued 2015 guidance of Normalized FFO in a range of $1.85 to $1.91 per diluted share and Net Income Available to Common Stockholders in the range of $0.17 to $0.23 per diluted share. A copy of the press release announcing the proposed transactions and updated 2015 guidance is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 8.01    Other Events.
On September 8, 2015, Columbia Property Trust, Inc. also announced that the Board of Directors of the Company has authorized the repurchase, from time to time, of up to an aggregate of $200 million in shares of common stock, par value $0.01 per share (“Common Stock”) (the “2015 Stock Repurchase Program”). The Company expects to acquire shares primarily through open market transactions, subject to market conditions and other factors and may enter into Rule 10b5-1 plans to facilitate open market repurchases. The 2015 Stock Repurchase Program will expire on September 4, 2017, unless otherwise extended.
Item 9.01.    Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description
99.1	Press Release dated September 8, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Columbia Property Trust, Inc.

Dated: September 8, 2015	By:	/s/ James A. Fleming
James A. Fleming
Executive Vice President and Chief Financial Officer